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                                                                      EXHIBIT 23


                         CONSENT OF INDEPENDENT AUDITORS


The Plan Committee
Liberty Media 401(k) Savings Plan:


We consent to incorporation by reference in the registration statement (No. 333-67276) on Form S-8 of Liberty Media 401(k) Savings Plan of our report dated June 17, 2003, relating to the statements of net assets available for participant benefits of the Liberty Media 401(k) Savings Plan as of December 31, 2002 and 2001, and the related statements of changes in net assets available for participant benefits for the years then ended and the related supplemental schedules, which report appears in the December 31, 2002 Annual Report on Form 11-K of the Liberty Media 401(k) Savings Plan.


                                             KPMG LLP


Denver, Colorado
June 27, 2003